Exhibit 99.1

Moleculin Biotech Secures Mexican Patent Protecting Lung-Targeted Liposomal Annamycin Through 2040

Strengthens Global Intellectual Property Estate for Annamycin's Proprietary Liposomal Formulation Designed to Target Lung Metastases While Supporting Long-Term Commercial Opportunity

HOUSTON, September 23, 2026 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), today announced that the Mexican Patent Office has granted Patent No. 436849, further strengthening the Company's global intellectual property portfolio protecting its proprietary lung-targeted liposomal Annamycin technology.

The newly issued patent supports Moleculin's strategy of building a robust worldwide intellectual property estate around Annamycin, the Company's next-generation anthracycline currently being evaluated in the pivotal MIRACLE trial for relapsed or refractory acute myeloid leukemia (AML), while also reinforcing the platform's broader potential across additional oncology indications.

Unlike conventional anthracyclines, Annamycin was specifically engineered to avoid multidrug resistance mechanisms while demonstrating the ability to penetrate tissues that are traditionally difficult to treat, including the lungs. The patented liposomal formulation is designed to enhance delivery of Annamycin to pulmonary tumors and metastatic disease, potentially expanding future development opportunities beyond hematologic malignancies.

"This newly granted Mexican patent represents another important milestone in strengthening the global intellectual property foundation supporting our Annamycin platform," said Walter Klemp, Chairman and Chief Executive Officer of Moleculin Biotech. "As we continue advancing the MIRACLE trial toward important clinical milestones, we are simultaneously protecting the long-term value of Annamycin through an expanding international patent portfolio. Strong intellectual property is a critical component of building lasting shareholder value, and this patent further reinforces the commercial potential of our proprietary technology platform well into the next decade."

The Mexican patent complements Moleculin's growing international patent estate protecting Annamycin and its proprietary formulations across multiple jurisdictions. The patent remains in force until November 23, 2040, providing long-term exclusivity for the covered technology.

The announcement comes as Moleculin continues to execute on multiple value-driving initiatives centered on Annamycin. The Company's pivotal MIRACLE trial is evaluating Annamycin in combination with high-dose cytarabine for patients with relapsed or refractory AML, an area of significant unmet medical need. In parallel, Moleculin continues to broaden the scientific and commercial foundation supporting future opportunities for the Annamycin platform through ongoing innovation and strategic intellectual property expansion.

As Moleculin advances toward additional clinical milestones, management believes its combination of differentiated science, advancing late-stage development, and expanding global patent protection positions the Company to create meaningful long-term value for patients and shareholders alike.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin (also known as naxtarubicin), is a highly efficacious and well tolerated anthracycline designed to avoid multidrug resistance mechanisms and to lack the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company has begun the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design, multi-center, randomized, double-blind, placebo-controlled Phase 2/3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC (the combination of Annamycin and cytarabine, also referred to as “Ara-C”) for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study remains subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin also has in its pipeline a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, statements regarding the strength and enforceability of the Company’s intellectual property portfolio, the scope of patent protection and long-term exclusivity provided by issued patents, the commercial potential of the Company’s proprietary technology, and the potential efficacy and safety of Annamycin and AnnAraC in R/R AML . Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company relies on the reports of its expert with regard to the absence of cardiotoxicity. The dataset referenced in this press release is subject to the review of the data from future subjects in its current and future clinical trials and long-term follow-up with subjects in its current trials. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
JTC Team, LLC

Jenene Thomas

(908) 824-0775

MBRX@jtcir.com